UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 16, 2005

    OneSource Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30969 (Commission File Number)	65-0691963 (IRS Employer Identification No.)

15730 N. 83rd Way, Suite 104, Scottsdale, Arizona (Address of principal executive offices)	85260 (Zip Code)

        Registrant’s telephone number, including area code (800) 279-0859

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On June 17, 2005, we issued a press release announcing that Michael L. Hirschey, our Chief Executive Officer, has become critically ill and his prognosis is uncertain. In response to this situation, our Board of Directors (the “Board”) approved the appointment of Laurence M. Luke as Managing Director and Steve N. White as Executive Vice President and Chief Operating Officer at a special meeting of the Board held June 16, 2005. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

        Mr. Luke has served on the Board since May 2005. He is the principal and founder of Salt River Capital Group, LLC, a private equity investment company he founded in 2003. Mr. Luke served as President and General Counsel of TMW Enterprises Inc., a privately owned holding company, from 1999 to 2003.

        Mr. White has been a business consultant for the past seven years, and prior to that served as the Chief Operating Officer of SCB Computer Technology, Inc.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        In connection with the appointment of Mr. Luke as Managing Director, on June 16, 2005, we amended Section 4.1 of our Amended and Restated Bylaws (the “Bylaws”) pursuant to a resolution of the Board in accordance with Section 7.6 of the Bylaws and §109 of the General Corporation Law of the State of Delaware. Section 4.1 of the Bylaws, as amended, provides for the position of Managing Director with such powers and duties as may be specified by the Board by resolution. The amendment to the Bylaws became effective upon adoption by the Board.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.      Item

99.1                    Press Release dated June 17, 2005 announcing the appointment of a new management team

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2005	ONESOURCE TECHNOLOGIES, INC. By: /s/ Leonard J. Ksobiech Leonard J. Ksobiech Chief Financial Officer